Exhibit 14

Code of Conduct and Ethics for the CEO and Senior Financial Officers

The company has a Code of Conduct and Ethics applicable to all directors, officers and employees. The company’s CEO and Sr. Vice President, Chief Financial Officer and Treasurer and Vice President and Controller (hereinafter collectively referred to as “senior financial officers”) are bound by the provisions set forth in that code. In addition to that code, however, the company’s senior financial officers are subject to the following additional specific policies:

A.	The senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in: (a) reports and documents filed with or submitted to the Securities and Exchange Commission; and, (b) other communications with the public, including written and oral disclosures, statements and presentations. Accordingly, senior financial officers are responsible for promptly bringing to the attention of the company’s Audit Committee any material information of which he or she may become aware that affects the disclosures made by the company in its public filings and to assist the Audit Committee in fulfilling its responsibilities;

B.	Senior financial officers may not, directly or indirectly, take any action to influence fraudulently, coerce, manipulate or mislead the Audit Committee or any independent auditor engaged in performing an audit or review of financial statements of the company that must be filed with the SEC, if such a person knew or reasonably should have known that such an action, if successful, would result in materially misleading financial statements;

C.	Senior financial officers will promptly bring to the attention of the Audit Committee, by way of the company’s Accounting Inquiry Procedures or otherwise, any information that he or she may have concerning: (a) significant deficiencies in internal controls that could affect the company’s ability to record, process, summarize and/or report financial data; and (b) any fraud, material or otherwise, that involves management or other employees having significant roles in the company’s financial reporting, disclosures and/or internal controls;

D.	As with the company’s Code of Conduct and Ethics, the company’s senior financial officers are obligated to bring directly to the attention of general counsel or the chair of the Nominating and Corporate Governance Committee or to the Audit Committee, any information that he or she may have concerning a violation of this Code of Conduct and Ethics. They understand that the chair of the Nominating and Corporate Governance Committee has a duty to investigate fully and to report to the board of directors any actual, potential or alleged violations of this Code of Conduct and Ethics, including any actual, potential, apparent or alleged conflict of interest between personal and professional relationships. They will not, directly or indirectly, obstruct, delay or otherwise hinder any such investigation or reporting or retaliate against those investigating or those providing information, data and records to support such an investigation;

E.	The company will use all reasonable means to prevent the occurrence of conduct not in compliance with this Code of Conduct and Ethics and will halt any such conduct that may occur as soon as reasonably possible after its discovery. Allegations of non-compliance will be investigated and evaluated at the proper levels. Those found in violation of this Code of Conduct and Ethics are subject to appropriate disciplinary action, up to and including termination from employment. Criminal conduct may be referred to the appropriate legal authorities for prosecution; and

F.	The senior financial officers understand that this Code of Conduct and Ethics is included on the company’s Web site and will see that the company reports to this effect in its annual report on Form 10-K. Waivers of this Code, whether or not materials must be obtained in advance, may be granted only by the Nominating and Corporate Governance Committee and must be disclosed by the company either on a Form 8-K filed with the Securities and Exchange Commission or on the company’s Web site. Ed 2/26/04